News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G REPORTS FOURTH QUARTER EPS OF $0.92 AND OPERATING PROFIT GROWTH

OF 13%, BEHIND BALANCED 5% ORGANIC SALES AND VOLUME GROWTH

CINCINNATI, Aug. 5, 2008 - The Procter & Gamble Company (NYSE:PG) announced net sales growth of 10 percent for the April - June quarter to $21.3 billion and nine percent net sales growth for the fiscal year to $83.5 billion.  Organic sales were up five percent for both the quarter and the fiscal year.  This marks the seventh year and 24th consecutive quarter in which P&G delivered top-line growth at or above the company’s targets.

Diluted net earnings per share increased 37 percent for the quarter to $0.92 and 20 percent to $3.64 for the fiscal year.  The quarter and fiscal year included net tax benefits of $0.12 and $0.14 respectively, due to a number of significant adjustments to tax reserves in the U.S. and other countries.  Quality of earnings growth was strong as operating profit increased 13 percent for the quarter and 11 percent for the fiscal year behind sales growth and operating margin improvement.  Operating margin was up due to overhead productivity improvements and increased pricing, which combined, more than offset a significant increase in commodity and energy costs.

“Once again, P&G delivered top and bottom line growth at or above the company’s targets - while also successfully completing the integration of Gillette,” said Chairman of the Board and Chief Executive Officer, A.G. Lafley.  “We’re leading innovations across the brand portfolio, building value for consumers and customers which is critical to delivering good results in a difficult economic environment.  The strength of the portfolio and our focus on innovation and productivity give us confidence that we will continue to deliver sustained growth in the coming year and beyond.”

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Executive Summary

•
Net sales increased 10 percent for the quarter to $21.3 billion and nine percent for the fiscal year to $83.5 billion.  Organic sales, which exclude the impacts of acquisitions, divestitures and foreign exchange, were up five percent for both the quarter and the fiscal year.  Net sales in developing regions continued to grow double-digits.

•	Net earnings were up 33 percent for the quarter to $3.0 billion and 17 percent for the fiscal year to $12.1 billion.
•
Diluted net earnings per share increased 37 percent for the quarter and 20 percent for the fiscal year to $0.92 and $3.64, respectively.  Net tax benefits, attributed to a number of significant adjustments to tax reserves in the U.S. and other countries, added $0.12 to the quarter and $0.14 to the fiscal year.  Excluding these tax adjustments, adjusted net earnings per share was $0.80 for the quarter and $3.50 for the fiscal year.

•
The fiscal year represents the successful integration of Gillette.  Cost synergies exceeded $1.2 billion and revenue synergies from distribution gains and new product launches are on-track.  The elimination of prior year Gillette dilution effects contributed an estimated $0.10 - $0.12 to EPS growth for the fiscal year.

•
Operating margin improved 50-basis points for the quarter and 30-basis points for the fiscal year as a reduction in overhead spending as a percent of net sales more than offset a decline in gross margin.

•
For the fiscal year, operating cash flow was $15.8 billion and free cash flow was $12.8 billion.  Free cash flow productivity was 106% of net earnings, well above P&G’s annual target of 90%.  Capital spending was 3.6% of net sales, well below the company’s 4.0% annual target.

April - June Quarter Discussion

Net sales for the quarter increased 10 percent to $21.3 billion.  Organic volume, which excludes a negative one percent impact from the Western European tissue divestiture, increased four percent.  Price increases added three percent to net sales.  Favorable foreign exchange contributed six percent to sales growth.  Disproportionate growth in developing regions and product mix shifts drove a negative two percent mix impact.  Organic sales increased five percent.  Several new initiatives were launched during the quarter including Pantene Beautiful Lengths, Gillette Hair Care, Pampers UnderJams, Oral-B CrossAction Pro-Health, Actonel Once-a-Month and Olay Regenerist 14 Day Skin Intervention and Definity Color Recapture Moisturizer.

Net earnings increased 33 percent to $3.0 billion behind strong sales growth, improved operating margin and a lower tax rate.  Operating margin increased 50-basis points as overhead productivity improvements more than offset a decline in gross margin.  Diluted net earnings per share increased 37 percent for the quarter to $0.92.

Gross margin declined by 160-basis points to 49.2% during the quarter.  Higher commodity and energy costs reduced gross margin by about 300-basis points.  About half was offset by pricing, cost savings projects and scale leverage from volume growth.

Selling, general and administrative expenses (SG&A) were down 210-basis points for the quarter to 31.1% of net sales primarily due to volume scale leverage, Gillette-related cost synergies and overhead productivity improvements.

Operating cash flow was up 14% to $4.1 billion for the quarter behind strong earnings growth and an increase in accounts payable.  Inventory was up primarily due to higher material costs.  Free cash flow, defined as operating cash flow less capital expenditures, was $2.9 billion during the quarter and 96% of net earnings.  Capital expenditures were 5.6% of net sales during the quarter, bringing the fiscal year level to 3.6% of net sales.

The company repurchased $2.0 billion of P&G stock during the quarter as part of the company’s previously announced three-year $24 - $30 billion share repurchase program.  The company has repurchased $10 billion of P&G stock since the inception of this program in July 2007.  Combined with $4.7 billion in dividends, P&G distributed nearly $15 billion to shareholders in the fiscal year and over 120% of net earnings.

Business Segment Discussion for the Quarter

The following provides perspective on the company’s April - June quarter results by business segment.

Beauty GBU
•
Beauty net sales increased 11 percent during the quarter to $5.0 billion.  Net sales were up behind a two percent increase in volume, a two percent pricing impact and a seven percent favorable foreign exchange impact.  Cosmetics volume grew high-single digits behind the Cover Girl Lash Blast mascara initiative.  Skin Care volume grew mid-single digits behind strong growth in developing regions.  Hair Care volume grew low-single digits as strong growth on Head & Shoulders, Rejoice and Nice ‘N Easy were partially offset by declines in Professional Hair Care and on Pantene in North America.  Net earnings were flat during the quarter at $569 million as higher net sales and a lower tax rate were offset by increased overhead spending and higher commodity costs.

•
Grooming net sales were up 12 percent to $2.1 billion for the quarter.  Volume grew three percent and favorable foreign exchange contributed eight percent to net sales growth.  Price increases taken across premium shaving systems added two percent to net sales.  Product mix had a negative one percent impact on net sales as favorable product mix from growth on Fusion was more than offset by the impact of double-digit growth in developing regions.  Volume in Blades & Razors grew low-single digits as double-digit growth in developing regions behind the continued successful geographic expansion of Fusion was partially offset by lower shipments in developed regions.  Fusion volume grew over 30 percent globally in the quarter versus the prior year period.  Volume for Braun was down low-single digits as strong growth in developing regions was more than offset by the announced exits of the U.S. home appliance business and the Tassimo coffee appliance business.  Net earnings increased 31 percent to $396 million for the quarter.  Earnings grew behind sales growth, lower overhead spending as a percentage of net sales and high base period marketing spending to support Fusion expansion.

Health & Well-Being GBU
•
Health Care net sales were up seven percent during the quarter to $3.6 billion.  Sales growth was driven by two percent volume growth, six percent favorable foreign exchange and a one percent increase in pricing. This was partially offset by a negative two percent product mix impact driven primarily by lower volume on Prilosec OTC and disproportionate growth in developing regions.  Feminine Care volume was up mid-single digits as double- digit growth on Always and Naturella was partially offset by the divestiture of the Adult Incontinence business in North East Asia.  Feminine Care organic volume, which excludes the impacts of acquisitions and divestitures, was up high-single digits.  Oral Care volume increased low-single digits primarily behind growth in Oral-B toothbrushes.  Volume in Pharmaceuticals and Personal Health declined low-single digits as a double-digit decline in Prilosec OTC due to the loss of marketplace exclusivity more than offset high-single digit growth on Actonel and the addition of the Swiss Precision Diagnostics joint venture.  Net earnings increased 15 percent for the quarter to $526 million as sales growth, lower overhead and marketing spending as a percentage of net sales and a lower tax rate more than offset higher commodity costs.

•
Snacks, Coffee and Pet Care net sales increased eight percent to $1.2 billion for the quarter.  Net sales increased due to one percent volume growth, a six percent pricing impact from increases in Coffee and Pet Care prices and a four percent favorable foreign exchange impact.  These were partially offset by a negative three percent product mix impact from a decline in Coffee volume.  Snacks volume increased high-single digits driven by Pringles Stix and Extreme Flavors initiatives in North America.  Pet Care volume increased mid-single digits due to the expansion of Iams Dog ProActive Health and Iams Cat Healthy Naturals in North America and mid-teens growth in Western Europe.  Coffee volume declined double-digits primarily due to reductions in trade inventory levels ahead of an upcoming product restage and higher price gaps versus branded competition after P&G took price increases to recover higher commodity costs.  Net earnings increased six percent to $132 million for the quarter.  Net earnings increased as sales growth and lower overhead and marketing spending as a percentage of net sales were partially offset by significantly higher commodity costs.

Household Care GBU
•
Fabric Care and Home Care net sales increased 13 percent during the quarter to $6.1 billion.  Volume grew four percent and was broad-based with growth in every region.  Price increases added four percent to net sales and foreign exchange contributed six percent to sales growth.  These were partially offset by a negative one percent mix impact primarily from shifts toward larger sizes in Fabric Care.  Fabric Care volume was up mid-single digits due to solid growth on Tide, Ariel, Gain and Downy and continued success on the liquid laundry detergent compaction expansion in North America.  Home Care volume grew high-single digits as a result of continued success of Febreze Candles and Air Effects initiatives and trade inventory increases prior to announced price increases on Dawn and Swiffer in North America.  Volume in Batteries was up low-single digits behind mid-single digit growth in developing regions.  Net earnings increased 11 percent to $843 million as strong sales growth, lower overhead and marketing expenses as a percentage of net sales and manufacturing cost savings projects more than offset higher commodity costs.

•
Baby Care and Family Care net sales increased 10 percent during the quarter to $3.6 billion.  Volume grew three percent, including a negative six percent impact from the Western European Tissue divestiture.  Favorable foreign exchange added six percent and price increases added two percent to net sales growth for the quarter.  Disproportionate growth in developing regions as well as product mix shifts toward larger pack sizes and mid-tier brands resulted in a negative one percent mix impact on sales.  Organic sales were up 10 percent behind a nine percent increase in organic volume.  Baby Care volume grew high-single digits driven by strong growth on Pampers and Luvs.  Family Care organic volume increased high-single digits behind continued success of product initiatives on Bounty and Charmin.  Net earnings increased 22 percent for the quarter to $409 million as sales growth and cost savings projects more than offset higher commodity and energy costs and higher marketing spending as a percentage of net sales.

Fiscal Year Discussion

Net sales in fiscal 2008 increased nine percent to $83.5 billion behind four percent volume growth.  Volume growth was driven by continued double-digit growth in developing regions.  Growth from new innovations on key brands was driven by the Head & Shoulders brand restage, Always Envive, Gucci by Gucci, Venus Embrace, Cover Girl Lash Blast, Nice ‘N Easy Perfect 10, Febreze Candles and the Dunkin Donuts® coffee expansion.  Fusion became the company’s 24th billion-dollar brand.  Price increases added one percent to net sales and favorable foreign exchange contributed five percent.  Mix had a negative one percent impact on sales primarily due to disproportionate growth in developing regions. Organic sales and volume were both up five percent with each reportable segment delivering year-on-year growth.

Net earnings grew 17 percent during the fiscal year to $12.1 billion behind sales growth, operating margin improvement and a lower tax rate.  Operating margin improved 30-basis points as the company was able to more than offset a commodity cost driven decline in gross margin by focusing on overhead productivity improvements. Diluted net earnings per share increased 20 percent to $3.64 including a $0.14 benefit from a number of significant adjustments to previously existing tax reserves.  The elimination of prior year Gillette dilution effects contributed an estimated four percentage points to EPS growth for the fiscal year.

Gross margin was down 70-basis points to 51.3% during the fiscal year.  Higher commodity and energy costs had a negative impact of about 200-basis points.  These were largely offset by scale leverage from volume growth, cost savings projects and pricing.

Total selling, general and administrative expenses (SG&A) were down 100-basis points as a percentage of net sales due to volume scale leverage, a focus on overhead productivity and Gillette synergy savings.  Advertising spending remained constant as a percent of sales for the year.

Operating cash flow was $15.8 billion for the fiscal year, an increase of 18 percent behind earnings growth and an improvement in both accounts receivable and accounts payable.  Inventory was up for the year primarily due to higher material costs from increased commodity prices.  Free cash flow was $12.8 billion for the year and 106% of net earnings, well-ahead of the company’s 90% annual target.  Capital expenditures were 3.6% of net sales, better than the company’s 4.0% target.

The company has repurchased $10.0 billion of P&G stock since the inception of the previously announced three-year $24 - $30 billion share repurchase program.  Combined with $4.7 billion in dividends, P&G distributed nearly $15 billion to shareholders in the fiscal year and over 120% of net earnings.

Fiscal Year Business Segment Discussion

Beauty GBU
•
Beauty net sales increased nine percent in 2008 to $19.5 billion.  Net sales increased behind two percent volume growth and six percent of favorable foreign exchange.  Favorable product mix had a one percent impact on net sales primarily due to higher growth in Skin Care.  Volume in Skin Care was up mid-single digits driven by growth on Olay behind the Definity and Regenerist initiatives.  Prestige Fragrances volume was up low-single digits and organic volume was up high-single digits behind new product launches on Dolce & Gabbana and Hugo Boss.  Hair Care volume grew low-single digits as strong growth on Head & Shoulders, Rejoice and Nice ‘N Easy were partially offset by declines in Professional Hair Care, Herbal Essences and on Pantene in North America.  Net earnings in Beauty increased five percent to $2.7 billion in 2008 as sales growth and a lower tax rate more than offset a commodity cost driven decline in gross margin.

•
Grooming net sales increased 11 percent to $8.3 billion in 2008.  Net sales were up behind five percent volume growth, a seven percent favorable foreign exchange impact and a two percent positive pricing impact.  Product mix had a negative three percent impact on net sales as positive product mix from growth on the premium-priced Fusion brand was more than offset by the impact of disproportionate growth in developing regions.  Blades & Razors volume increased high-single digits behind double-digit growth in developing regions driven primarily by Fusion geographic expansion and the Prestobarba3 launch in Latin America.  In developed regions, Blades & Razors volume was down low-single digits as strong growth on Fusion was more than offset by lower shipments on legacy systems.  Fusion delivered more than $1 billion in net sales in 2008, making it the company’s 24th billion-dollar brand and the fastest ever to reach this milestone.  Braun volume was down mid-single digits primarily due to supply constraints at a contract manufacturer, the announced exit of certain home appliance businesses and the divestiture of the thermometer and blood pressure devices business.  Net earnings in Grooming were up 21% in 2008 to $1.7 billion behind net sales growth and lower overhead spending as a percentage of net sales.

Health & Well-Being GBU
•
Health Care net sales increased nine percent in 2008 to $14.6 billion behind a four percent increase in volume.  Foreign exchange had a positive five percent impact on net sales and price increases added one percent to net sales.  Disproportionate volume growth in developing regions resulted in a negative one percent mix impact.  Feminine Care volume increased mid-single digits and organic volume was up high-single digits behind double-digit growth on Naturella and high-single digit growth on Always.  Oral Care volume was up mid-single digits behind initiative-driven growth on Oral-B toothbrushes and Crest.  Volume in Pharmaceuticals and Personal Health was up low-single digits as the impact of adding the Swiss Precision Diagnostics business was largely offset by lower shipments in Pharmaceuticals and Prilosec OTC.  Net earnings in Health Care were up 12 percent in 2008 to $2.5 billion as net sales growth and lower overhead and marketing spending as a percentage of net sales more than offset higher commodity costs.

•
Snacks, Coffee and Pet Care net sales increased seven percent to $4.9 billion in 2008.  Net sales grew behind a two percent volume increase, a positive three percent price impact and a three percent favorable foreign exchange impact.  Product mix had a negative one percent impact on net sales from a decline in Coffee volume, which has higher selling prices than the segment average.  Snacks volume was up high-single digits behind the launch of Rice Infusion in Western Europe, Extreme Flavors and Pringles Stix in North America.  Coffee volume declined low-single digits as growth from the launch of the Dunkin’ Donuts® line was more than offset by lower volume on the balance of the business.  In Pet Care, volume was down low-single digits due to negative impacts from the voluntary wet pet food recall in the U.S.  Net earnings in Snacks, Coffee and Pet Care were flat at $477 million in 2008 as sales growth and lower overhead and marketing spending as a percentage of net sales were offset by higher commodity costs.

Household Care GBU
•
Fabric Care and Home Care net sales in 2008 increased 11 percent to $23.8 billion behind six percent volume growth.  Price increases added one percent and favorable foreign exchange added five percent to net sales growth.  This was partially offset by a negative one percent mix impact primarily from disproportionate growth in developing regions and a shift toward large sizes in Fabric Care.  Fabric Care volume increased mid-single digits behind growth in developing regions, the liquid laundry detergent compaction launch in North America and initiative activity on Tide, Gain, Ariel and Downy.  Home Care volume was up mid-single digits due to double-digit growth in developing regions and high-teens growth of Febreze from the launch of Febreze Candles.  Batteries volume was up mid-single digits behind double-digit growth in developing regions.  Net earnings in Fabric Care and Home Care increased nine percent to $3.4 billion in 2008 as net sales growth and lower overhead spending as a percentage of net sales more than offset a commodity-driven decline in gross margin.

•
Baby Care and Family Care net sales increased nine percent in 2008 to $13.9 billion.  Volume was up four percent, price increases contributed one percent and foreign exchange had a positive four percent impact on net sales.   Organic volume and organic sales both grew eight percent.  Baby Care volume was up high-single digits behind double-digit growth on Pampers.  Family Care volume was down low-single digits due to a divestiture but was up high-single digits on an organic basis behind the Bounty and Charmin product restages.  Net earnings in Baby Care and Family Care were up 20 percent to $1.7 billion in 2008 behind sales growth, operating margin expansion and a lower tax rate.

Fiscal Year 2009 Guidance

For fiscal year 2009, P&G expects its underlying business to deliver the company’s annual target growth rates including organic sales growth of four to six percent and earnings per share growth of 10%.   Fiscal year 2009 GAAP results will include several large impacts from the divestiture of the Folgers business.  The gain on the sale of the business will increase EPS by an estimated $0.50 per share.  This gain will be partially offset by a temporary increase in restructuring spending of approximately $400 million after tax, or about $0.12 per share.  These restructuring programs are designed to generate savings to offset the earnings dilution from the loss of the Folgers business and related stranded overhead costs.   Earnings dilution from Folgers is estimated to be $0.04 per share for the fiscal year.  The one-time gain from the sale is expected to occur in the October - December 2008 quarter.  The Folgers transaction is a non-cash event.  It will not impact operating profit results, but will result in substantial additional share repurchase.  The incremental restructuring costs will be incurred throughout the fiscal year and are expected to reduce fiscal year 2009 operating margins by approximately 50-basis points.  The company estimates the incremental restructuring spending will affect quarterly EPS results by the following approximate amounts:

Quarterly EPS Impact from Incremental Restructuring

Jul - Sep ‘08	Oct - Dec ‘08	Jan - Mar ‘09	Apr - Jun ‘09	Fiscal Year 2009
~($0.04)	~($0.04)	~($0.02)	~($0.02)	~($0.12)

Fiscal year 2009 organic sales are expected to increase four to six percent.  Organic volume is expected to grow two to three percent and the combination of pricing and product mix is also expected to contribute two to three percent to organic sales growth.  In addition, foreign exchange is forecast to add approximately two to three percent, and the net impact of acquisitions and divestitures is estimated to reduce sales growth by one to two percent.  Total sales are expected to increase five to seven percent.

P&G said it expects gross margin for fiscal year 2009 to decline 75 to 125-basis points.  Commodity and energy costs are estimated to be up $3 billion versus fiscal year 2008.  Price increases are being implemented at levels sufficient to offset the dollar value of higher commodity and energy costs and maintain profit, but not at levels necessary to maintain gross or operating margins.  As a result, the combined impact of pricing and commodity cost is expected to reduce gross margins by about 180-basis points, which is included in the guidance range above.   This impact will be partially offset by ongoing cost savings projects and fixed cost leverage on higher volume.

P&G expects SG&A expenses to decrease 75 to 125-basis points with benefits from productivity efforts more than offsetting approximately 50-basis points of incremental restructuring charges related to the Folgers transaction.

The company expects operating margins to be flat versus the previous year.  The tax rate is expected to be between 27% and 28% for the fiscal year.

P&G said it expects fiscal year 2009 GAAP EPS of $4.18 to $4.25.  This range includes the estimated $0.50 gain from the Folgers sale and the $0.12 investment in incremental restructuring, described above.  Excluding these items, P&G expects Fiscal 2009 adjusted EPS of $3.80 to $3.87 per share, which includes $0.04 of Folgers dilution.

July - September 2008 Quarter Guidance

For the July - September quarter, the company expects organic sales to increase four to six percent.  Organic volume is expected to grow two to three percent and the combination of pricing and product mix is expected to add two to three percent.  In addition, foreign exchange is forecast to add approximately four to five percent, and the net impact of acquisitions and divestitures is estimated to reduce sales growth by about one percent.  Total sales are expected to increase seven to ten percent.

P&G said it expects earnings per share of $0.98 to $1.00 for the quarter.  Operating margin is expected to decline by 80 to 140-basis points as significant productivity improvements in SG&A will be more than offset by lower gross margins.  Gross margin is expected to decline by 250 to 300-basis points due to peak commodity cost pressure versus prior year.  Gross margins are expected to improve sequentially during the balance of the fiscal year.

Other income will be up versus the previous fiscal year due to the timing of minor brand divestitures such as ThermaCare which was announced in July.  The company expects the effective tax rate for the quarter to be about 28%.

Forward Looking Statements

All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete.  We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors.  Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations.  In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Domination and Profit Transfer Agreement with Wella, and (ii) the Company’s merger with The Gillette Company, and to achieve the cost and growth synergies in accordance with the stated goals of these transactions; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, intellectual property, and competition law matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt, interest rate and commodity cost exposures; (8) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; (13) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands; and (14) the ability to successfully separate the Company’s coffee business.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, and Braun®. The P&G community consists of 138,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contact:
Mark Erceg, 513.983.2414

The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth.  Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.  We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales in the 2008 fiscal year:

	Total P&G		Baby Care & Family Care
	Apr - Jun	FY 2008	Apr - Jun	FY 2008
Total Sales Growth	10%	9%	10%	9%
Less: Foreign Exchange Impact	-6%	-5%	-6%	-4%
Less: Acquisition/Divestiture Impact	1%	1%	6%	3%
Organic Sales Growth	5%	5%	10%	8%

Free Cash Flow.  Free cash flow is defined as operating cash flow less capital spending.  We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.  Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Free Cash Flow Productivity.  Free cash flow productivity is defined as the ratio of free cash flow to net earnings.  The company’s long-term target is to generate free cash at or above 90 percent of net earnings.  Free cash flow productivity is also one of the measures used to evaluate senior management.  The reconciliation of free cash flow and free cash flow productivity is provided below ($ millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow	Net Earnings	Free Cash Flow Productivity
Apr - Jun ’08	$4,096	$(1,194)	$2,902	$3,016	96%
Fiscal 2008	$15,814	$(3,046)	$12,768	$12,075	106%

Adjusted Net Earnings Per Share.  Adjusted net earnings per share exclude the net tax benefits from a number of significant adjustments to tax reserves during fiscal year 2008.  We believe this provides investors with a more consistent and comparable reference point for assessing the underlying earnings growth since we do not view items of this magnitude as part of our sustainable results.

	Apr - Jun	FY 2008
Diluted Net Earnings Per Share	$0.92	$3.64
Less: Significant adjustments to tax reserves	$(0.12)	$(0.14)
Adjusted Net Earnings Per Share	$0.80	$3.50

Exhibit 2: FY 2009 Guidance

 The following provides FY 2009 earnings per share guidance in a tabular format to provide better clarity and transparency.

FY 2009 Adjusted EPS Guidance (includes $0.04 Folgers dilution) (compares to prior guidance of $3.80 - $3.85)	$3.80 - $3.87
Add: Temporary Restructuring Increase (approximately $400 million)	$(0.12)
Add: One-time Gain on Folgers transaction	$0.50
FY 2009 GAAP EPS Guidance	$4.18 - $4.25

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Cash Flows Information

	Twelve Months Ended June 30
	2008	2007

BEGINNING CASH	$5,354	$6,693

OPERATING ACTIVITIES
NET EARNINGS	12,075	10,340
DEPRECIATION AND AMORTIZATION	3,166	3,130
SHARE BASED COMPENSATION EXPENSE	555	668
DEFERRED INCOME TAXES	1,214	253
CHANGES IN:
ACCOUNTS RECEIVABLE	432	(729)
INVENTORIES	(1,050)	(389)
ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES	134	(273)
OTHER OPERATING ASSETS & LIABILITIES	(1,239)	(157)
OTHER	527	592

TOTAL OPERATING ACTIVITIES	15,814	13,435

INVESTING ACTIVITIES
CAPITAL EXPENDITURES	(3,046)	(2,945)
PROCEEDS FROM ASSET SALES	928	281
ACQUISITIONS, NET OF CASH ACQUIRED	(381)	(492)
CHANGE IN INVESTMENT SECURITIES	(50)	673

TOTAL INVESTMENT ACTIVITIES	(2,549)	(2,483)

FINANCING ACTIVITIES
DIVIDENDS TO SHAREHOLDERS	(4,655)	(4,209)
CHANGE IN SHORT-TERM DEBT	1,844	8,981
ADDITIONS TO LONG TERM DEBT	7,088	4,758
REDUCTION OF LONG TERM DEBT	(11,747)	(17,929)
IMPACT OF STOCK OPTIONS AND OTHER	1,867	1,499
TREASURY PURCHASES	(10,047)	(5,578)

TOTAL FINANCING ACTIVITIES	(15,650)	(12,478)

EXCHANGE EFFECT ON CASH	344	187

CHANGE IN CASH AND CASH EQUIVALENTS	(2,041)	(1,339)

ENDING CASH	$3,313	$5,354

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Balance Sheet Information

	June 30, 2008	June 30, 2007

CASH AND CASH EQUIVALENTS	$3,313	$5,354
INVESTMENTS SECURITIES	228	202
ACCOUNTS RECEIVABLE	6,761	6,629
TOTAL INVENTORIES	8,416	6,819
OTHER	5,797	5,027
TOTAL CURRENT ASSETS	24,515	24,031

NET PROPERTY, PLANT AND EQUIPMENT	20,640	19,540
NET GOODWILL AND OTHER INTANGIBLE ASSETS	94,000	90,178
OTHER NON-CURRENT ASSETS	4,837	4,265

TOTAL ASSETS	$143,992	$138,014

ACCOUNTS PAYABLE	$6,775	$5,710
ACCRUED AND OTHER LIABILITIES	10,154	9,586
TAXES PAYABLE	945	3,382
DEBT DUE WITHIN ONE YEAR	13,084	12,039
TOTAL CURRENT LIABILITIES	30,958	30,717

LONG-TERM DEBT	23,581	23,375
OTHER	19,959	17,162
TOTAL LIABILITIES	74,498	71,254

TOTAL SHAREHOLDERS' EQUITY	69,494	66,760

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$143,992	$138,014

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	AMJ QUARTER			FYTD

	AMJ 08	AMJ 07	% CHG	6/30/2008	6/30/2007	% CHG
NET SALES	$21,266	$19,272	10%	$83,503	$76,476	9%
COST OF PRODUCTS SOLD	10,808	9,477	14%	40,695	36,686	11%
GROSS MARGIN	10,458	9,795	7%	42,808	39,790	8%
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	6,618	6,395	3%	25,725	24,340	6%
OPERATING INCOME	3,840	3,400	13%	17,083	15,450	11%
TOTAL INTEREST EXPENSE	355	328		1,467	1,304
OTHER NON-OPERATING INCOME, NET	67	136		462	564
EARNINGS BEFORE INCOME TAXES	3,552	3,208	11%	16,078	14,710	9%
INCOME TAXES	536	940		4,003	4,370

NET EARNINGS	$3,016	$2,268	33%	$12,075	$10,340	17%

EFFECTIVE TAX RATE	15.1%	29.3%		24.9%	29.7%

PER COMMON SHARE:
BASIC NET EARNINGS	$0.97	$0.71	37%	$3.86	$3.22	20%
DILUTED NET EARNINGS	$0.92	$0.67	37%	$3.64	$3.04	20%
DIVIDENDS	$0.40	$0.35	14%	$1.45	$1.28	13%
AVERAGE DILUTED SHARES OUTSTANDING	3,270.1	3,378.2		3,316.8	3,398.6

COMPARISONS AS A % OF NET SALES			Basis Pt Chg			Basis Pt Chg
COST OF PRODUCTS SOLD	50.8%	49.2%	160	48.7%	48.0%	70
GROSS MARGIN	49.2%	50.8%	(160)	51.3%	52.0%	(70)
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	31.1%	33.2%	(210)	30.8%	31.8%	(100)
OPERATING MARGIN	18.1%	17.6%	50	20.5%	20.2%	30
EARNINGS BEFORE INCOME TAXES	16.7%	16.6%	10	19.3%	19.2%	10
NET EARNINGS	14.2%	11.8%	240	14.5%	13.5%	100

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Earnings Information

	Three Months Ended June 30, 2008
		% Change	Earnings	% Change		% Change
		Versus	Before	Versus	Net	Versus
	Net Sales	Year Ago	Income Taxes	Year Ago	Earnings	Year Ago

Beauty	$5,036	11%	$740	-6%	$569	0%
Grooming	2,101	12%	538	32%	396	31%
Beauty GBU	7,137	11%	1,278	7%	965	11%

Health Care	3,596	7%	767	10%	526	15%
Snacks, Coffee and Pet Care	1,220	8%	206	7%	132	6%
Health and Well-Being GBU	4,816	8%	973	9%	658	13%

Fabric Care and Home Care	6,094	13%	1,251	10%	843	11%
Baby Care and Family Care	3,573	10%	631	18%	409	22%
Household Care GBU	9,667	12%	1,882	13%	1,252	14%

Total Business Segments	21,620	11%	4,133	10%	2,875	13%
Corporate	(354)	N/A	(581)	N/A	141	N/A
Total Company	$21,266	10%	$3,552	11%	$3,016	33%

	Twelve Months Ended June 30, 2008
		% Change	Earnings	% Change		% Change
		Versus	Before	Versus	Net	Versus
	Net Sales	Year Ago	Income Taxes	Year Ago	Earnings	Year Ago

Beauty	$19,515	9%	$3,528	3%	$2,730	5%
Grooming	8,254	11%	2,299	21%	1,679	21%
Beauty GBU	27,769	10%	5,827	9%	4,409	10%

Health Care	14,578	9%	3,746	11%	2,506	12%
Snacks, Coffee and Pet Care	4,852	7%	762	0%	477	0%
Health and Well-Being GBU	19,430	8%	4,508	9%	2,983	10%

Fabric Care and Home Care	23,831	11%	5,078	9%	3,422	9%
Baby Care and Family Care	13,898	9%	2,700	18%	1,728	20%
Household Care GBU	37,729	10%	7,778	12%	5,150	13%

Total Business Segments	84,928	10%	18,113	10%	12,542	11%
Corporate	(1,425)	N/A	(2,035)	N/A	(467)	N/A
Total Company	$83,503	9%	$16,078	9%	$12,075	17%

	APRIL - JUNE NET SALES INFORMATION
	(Percent Change vs. Year Ago) *

	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/	Foreign			Net Sales
	Divestitures	Divestitures	Exchange	Price	Mix/Other	Growth
Beauty GBU
Beauty	2%	2%	7%	2%	0%	11%
Grooming	3%	3%	8%	2%	-1%	12%

Health and Well-Being GBU
Health Care	2%	3%	6%	1%	-2%	7%
Snacks, Coffee and Pet Care	1%	1%	4%	6%	-3%	8%

Household Care GBU
Fabric Care and Home Care	4%	4%	6%	4%	-1%	13%
Baby Care and Family Care	3%	9%	6%	2%	-1%	10%

Total Company	3%	4%	6%	3%	-2%	10%

	FISCAL YEAR 2007/2008 NET SALES INFORMATION
	(Percent Change vs. Year Ago) *

	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/	Foreign			Total
	Divestitures	Divestitures	Exchange	Price	Mix/Other	Impact
Beauty GBU
Beauty	2%	3%	6%	0%	1%	9%
Grooming	5%	6%	7%	2%	-3%	11%

Health and Well-Being GBU
Health Care	4%	4%	5%	1%	-1%	9%
Snacks, Coffee and Pet Care	2%	2%	3%	3%	-1%	7%

Household Care GBU
Fabric Care and Home Care	6%	6%	5%	1%	-1%	11%
Baby Care and Family Care	4%	8%	4%	1%	0%	9%

Total Company	4%	5%	5%	1%	-1%	9%

* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.